Exhibit 3.3

WARRANT ASSIGNMENT AND JOINDER

Reference is made to that certain Warrant, dated as of June 16, 2004 (the “Warrant”), to purchase in the aggregate 2,000,000 shares of the common stock, $.0001 par value per share (“Common Stock”), of Stronghold Technologies, Inc., a Nevada corporation (the “Company”). Capitalized terms not defined herein shall have the meaning given to them in the Note Purchase Agreement, dated as of June 16, 2004, by and among the Company, Stanford Venture Capital Holdings, Inc., a Delaware corporation (“Stanford”), Christopher J. Carey and Mary Carey.

Now therefore, for value received, Stanford (“Holder”), hereby sells, assigns and transfers unto (i) Daniel T. Bogar (“Bogar”) the right to purchase 250,000 shares of Common Stock represented by the Warrant (the “Bogar Warrant Shares”); (ii) William R. Fusselmann (“Fusselmann”) the right to purchase 250,000 shares of Common Stock represented by the Warrant (the “Fusselmann Warrant Shares”); (iii) Osvaldo Pi (“Pi”) the right to purchase 250,000 shares of Common Stock represented by the Warrant (the “Pi Warrant Shares”), and (iv) Ronald M. Stein (“Stein”) the right to purchase 250,000 shares of Common Stock represented by the Warrant (“Stein Warrant Shares”) (each of Bogar, Fusselmann, Pi and Stein, individually an “Assignee and collectively, the “Assignees” and the Bogar Warrant Shares, the Fusselmann Warrant Shares, the Pi Warrant Shares, and the Stein Warrant Shares, collectively the “Warrant Shares”).

By execution and delivery of this Warrant Assignment and Joinder, each Assignee, as successor to Holder with respect to its respective amount of the Warrant Shares (i) will be deemed to be a party to the Warrant and the Registration Rights Agreement, incorporated by this reference as though fully set forth herein, (ii) authorizes this Warrant Assignment and Joinder to be attached to the Warrant, and (iii) represents and warrants that Assignee is an Accredited Investor.

Each Assignee, as successor to Holder with respect to its respective amount of the Warrant Shares, will have all rights, and shall observe all the obligations, applicable to a “Holder” as set forth in the Warrant, an “Investor” as set forth in the Registration Rights Agreement, as though such Assignee had executed the Warrant and the Registration Rights Agreement as an initial Holder or Investor thereunder, and confirms his obligations under the Warrant and the Registration Rights Agreement.

Date: June 16, 2004

COMPANY		HOLDER

Stronghold Technologies, Inc.		Stanford Venture Capital Holdings, Inc.

By:	/s/ Christopher J. Carey	By:	/s/ James M. Davis
Name:	Christopher J. Carey	Name:	James M. Davis
Title:	President	Title:	President and CEO

ASSIGNEES

/s/ Daniel T. Bogar
Daniel T. Bogar
1016 Sanibel Drive
Hollywood, FL 33019

/s/ William R. Fusselmann
William R. Fusselmann
141 Crandon Boulevard, #437
Key Biscayne, FL 33149

/s/ Osvaldo Pi
Osvaldo Pi
6405 S.W. 104th Street
Pinecrest, FL 33156

/s/ Ronald M. Stein
Ronald M. Stein
6520 Allison Road
Miami Beach, FL 33141